Exhibit 99.2

Regency Energy Partners LP Announces Pricing of Public Offering of $400 Million of Senior Notes

DALLAS, September 4, 2013 (BUSINESS WIRE) — Regency Energy Partners LP (NYSE: RGP) (“Regency”) today announced the pricing of its public offering of $400 million in aggregate principal amount of 5.750% senior notes due 2020 (the “notes”) at a price to the public of 100% of their face value. Regency Energy Finance Corp., a wholly owned direct subsidiary of Regency, will serve as the co-issuer of the notes. The sale of the notes is expected to settle on September 11, 2013, subject to the satisfaction of customary closing conditions. Regency intends to use the net proceeds from the offering to repay outstanding borrowings under its revolving credit facility.

RBS, BBVA Securities, Comerica Securities, Deutsche Bank Securities, Morgan Stanley, Natixis, RBC Capital Markets and Scotiabank are acting as joint book-running managers for the offering. A copy of the prospectus supplement and prospectus relating to the offering may be obtained from the offices of:

RBS Securities Inc. Attention: High Yield Debt Capital Markets Syndicate 600 Washington Blvd. Stamford, Connecticut 06901 Telephone: (866) 884-2071	BBVA Securities Inc. Attention: US Debt Capital Markets 1345 Ave. of the Americas, 44th Floor New York, New York 10105 Telephone: (212) 728-2434 Email: juan.kreutz@bbvany.com

Comerica Securities, Inc. Attention: Fixed Income Syndicate 201 West Fort Street, 3rd Floor Detroit, Michigan 48226 Telephone: (313) 222-0110	Deutsche Bank Securities Inc. Attention: Prospectus Group 60 Wall Street New York, New York 10005 Telephone: (800) 503-4611 Email: prospectus.cpdg@db.com

Morgan Stanley & Co. LLC Attention: Prospectus Department 180 Varick Street, 2nd Floor New York, New York 10014 Telephone: (866) 718-1649	Natixis Securities Americas LLC Fixed Income Syndicate 1251 Avenue of the Americas, 4th Floor New York, New York 10020 Telephone: (866) 245-0436

RBC Capital Markets, LLC Three World Financial Center 200 Vesey Street, 10th Floor New York, New York 10281-8098 Telephone: (877) 280-1299 Email: USA-Prospectus@rbc.com	Scotia Capital (USA) Inc. Attention: Debt Capital Markets 1 Liberty Plaza, 25th Floor 165 Broadway New York, New York 10006 Telephone: (800) 372-3930

You may also obtain these documents for free when they are available by visiting EDGAR on the website of the Securities and Exchange Commission (the “SEC”) at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering may be made only by means of a prospectus and related prospectus supplement meeting the requirements of Section 10 of the Securities Act of 1933, as amended. The offering is made pursuant to an effective shelf registration statement and prospectus filed by Regency with the SEC.

This release includes “forward-looking” statements. Forward-looking statements are identified as any statement that does not relate strictly to historical or current facts. Statements using words such as “anticipate,” “believe,” “intend,” “project,” “plan,” “expect,” “continue,” “estimate,” “goal,” “forecast,” “may” or similar expressions help identify forward-looking statements. Although we believe our forward-looking statements are based on reasonable assumptions and current expectations and projections about future events, we cannot give any assurance that such expectations will prove to be correct. Forward-looking statements are subject to a variety of risks, uncertainties and assumptions, including the following risks: our ability to consummate the proposed senior notes offering, volatility in the price of oil, natural gas, and natural gas liquids, declines in the credit markets and the availability of credit for Regency as well as for producers connected to Regency’s system and its customers, the level of creditworthiness of, and performance by, Regency’s counterparties and customers, Regency’s ability to access capital to fund organic growth projects and acquisitions, Regency’s ability to obtain debt and equity financing on satisfactory terms, Regency’s use of derivative financial instruments to hedge commodity and interest rate risks, the amount of collateral required to be posted from time-to-time in Regency’s transactions, changes in commodity prices, interest rates, and demand for Regency’s services, changes in laws and regulations impacting the midstream sector of the natural gas industry, weather and other natural phenomena, acts of terrorism and war, industry changes including the impact of consolidations and changes in competition, Regency’s ability to obtain required approvals for construction or modernization of Regency’s facilities and the timing of production from such facilities, and the effect of accounting pronouncements issued periodically by accounting standard setting boards. Therefore, actual results and outcomes may differ materially from those expressed in such forward-looking statements.

These and other risks and uncertainties are discussed in more detail in filings made by Regency with the SEC, which are available to the public. Regency undertakes no obligation to update publicly or to revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Regency is a growth-oriented master limited partnership engaged in the gathering and processing, compression, treating and transportation of natural gas and the transportation, fractionation and storage of natural gas liquids. Regency’s general partner is owned by Energy Transfer Equity, L.P. (NYSE: ETE).

SOURCE: Regency Energy Partners LP

Investor Relations:

Regency Energy Partners LP

Lyndsay Hannah, 214-840-5477

Manager, Finance & Investor Relations

ir@regencygas.com

or

Media Relations:

Granado Communications Group

Vicki Granado, 214-599-8785

vicki@granadopr.com